UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2021

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-37907	46-1473923
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)
370 17th Street
Suite 5200
Denver	Colorado		80202
(Address of principal executive offices)			(Zip Code)
 Registrant’s telephone number, including area code (720) 557-8300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

As previously disclosed, on June 14, 2020, Extraction Oil & Gas, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Extraction Oil & Gas, Inc., et al. (the “Chapter 11 Cases”). On December 23, 2020, the Debtors filed the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time, the “Plan”).

On December 23, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. The Plan is attached to the Confirmation Order as Exhibit A. The Plan and the Confirmation Order were previously filed as Exhibits 2.1 and 99.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 30, 2020 and are hereby incorporated by reference as Exhibits 2.1 and 99.1 to this Current Report on Form 8-K (this “Current Report”).

On January 20, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases.

Item 1.01     Entry into a Material Definitive Agreement.

Reserve-Based Revolving Credit Facility

On the Effective Date, pursuant to the terms of the Plan, the Company, as borrower, entered into a reserve-based revolving credit agreement (the “RBL Credit Agreement”) with the lenders party thereto (the “RBL Lenders”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and Wells Fargo Securities, LLC, as lead arranger and bookrunner, providing for a reserve-based revolving credit facility (the “RBL Credit Facility”) with a facility size of $1,000.0 million. The initial borrowing base is $500.0 million until the next scheduled redetermination. The borrowing base will be redetermined semiannually on or around May 1 and November 1 of each year, with one interim “wildcard” redetermination available to each of the Company and the Administrative Agent between scheduled redeterminations during any 12-month period. The next scheduled redetermination will be on or around May 1, 2021. The initial elected amount under the RBL Credit Facility is $500.0 million on the Effective Date before giving effect to any outstanding letters of credit on such date.

The RBL Credit Facility provides for a $50.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. The RBL Credit Facility bears interest either at a rate equal to (a) LIBOR plus an applicable margin that varies from 3.00% to 4.00% per annum or (b) a base rate plus an applicable margin that varies from 2.00% to 3.00% per annum. The RBL Credit Facility matures on July 20, 2024.

The RBL Credit Agreement requires the Company to maintain (i) a consolidated net leverage ratio of less than or equal to 3.00 to 1.00 and (ii) a consolidated current ratio of greater than or equal to 1.00 to 1.00.

The Company is required to pay a commitment fee of 0.50% per annum on the actual daily unused portion of the current aggregate commitments under the RBL Credit Facility. The Company is also required to pay customary letter of credit and fronting fees.

The RBL Credit Agreement also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements and borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, restricted payments, and other customary covenants.

Additionally, the RBL Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If the Company does not comply with the financial and other covenants in the RBL Credit Agreement, the RBL Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the RBL Credit Agreement and any outstanding unfunded commitments may be terminated.

This summary of the RBL Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the RBL Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Guarantee and Security of the RBL Credit Facility

The obligations under the RBL Credit Facility are guaranteed by the Company and the Company’s subsidiaries (collectively, the “Guarantors” and together with the Company, the “Loan Parties”) and secured by substantially all of the Loan Parties’ assets (subject to customary exceptions). On the Effective Date, the Guarantors entered into (i) a guaranty agreement in favor of the Administrative Agent, for the benefit of the secured parties thereunder, pursuant to which the Guarantors guaranteed the payment and performance of all indebtedness and liabilities arising pursuant to, or in connection with, the RBL Credit Agreement and (ii) a pledge and security agreement in favor of the Administrative Agent, for the benefit of the secured parties thereunder, pursuant to which the Loan Parties granted a first lien security interest in all of the collateral described therein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders (the “Holders”). The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, upon a request of Holders holding at least 10% of the common stock of the Company, as reorganized pursuant to and under the Plan (the “New Common Stock”), the Company is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 60 days of the Effective Date. The Company is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities. Additionally, the Holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration statement and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the underwriters.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to the Company and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

The description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Warrant Agreements

On the Effective Date and pursuant to the Plan, the Company entered into (i) a Warrant Agreement (the “Tranche A Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”), which provides for the Company’s issuance of up to an aggregate of 2,909,686 Tranche A warrants (the “Tranche A Warrants”) to purchase New Common Stock to former holders of the Company’s Existing Common Stock and Existing Preferred Stock (each as defined below) on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Tranche A Warrant Agreement and (ii) a Warrant Agreement (the “Tranche B Warrant Agreement” and, together with the Tranche A Warrant Agreement, the “Warrant Agreements”) with the Warrant Agent, which provides for the Company’s issuance of up to an aggregate of 1,454,863 Tranche B warrants (the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”) to purchase New Common Stock to former holders of the Company’s Existing Common Stock and Existing Preferred Stock on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Tranche B Warrant Agreement.

The Tranche A Warrants are exercisable from the date of issuance until the fourth anniversary of the Effective Date, at which time all unexercised Tranche A Warrants will expire, and the rights of the holders of such expired Tranche A Warrants to purchase New Common Stock will terminate. The Tranche B Warrants are exercisable from the date of issuance until the fifth anniversary of the Effective Date, at which time all unexercised Tranche B

Warrants will expire, and the rights of the holders of such expired Tranche B Warrants to purchase New Common Stock will terminate. The Tranche A Warrants are initially exercisable for one share of New Common Stock per Tranche A Warrant at an initial exercise price of $107.64 per Tranche A Warrant (the “Tranche A Exercise Price”), and the Tranche B Warrants are initially exercisable for one share of New Common Stock per Tranche B Warrant at an initial exercise price of $122.32 per Tranche B Warrant (the “Tranche B Exercise Price” and, together with the Tranche A Exercise Price, the “Exercise Prices”), in each case subject to the cashless exercise provisions contained in the Warrant Agreements and subject to adjustment in certain circumstances.

Pursuant to the Warrant Agreements, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such holders become holders of record of shares of New Common Stock issued upon settlement of Warrants.

The number of shares of New Common Stock for which a Warrant is exercisable, and the Exercise Prices, are subject to adjustment from time to time upon the occurrence of certain events, including: (1) stock splits, reverse stock splits or stock dividends to holders of New Common Stock or (2) a reclassification in respect of the New Common Stock.

The foregoing description of the Warrant Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreements, which are filed as Exhibits 10.3 and 10.4, respectively, to this Current Report and incorporated by reference herein.

Item 1.02     Termination of a Material Definitive Agreement.

Equity Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of the Company’s equity interests outstanding prior to the Effective Date were cancelled and all such equity interests have no further force or effect after the Effective Date. Pursuant to the Plan, the holders of the Company’s existing common stock, par value $0.01 (the “Existing Common Stock”), outstanding prior to the Effective Date and the holders of the Company’s Series A Convertible Preferred Stock, par value $0.01 (the “Existing Preferred Stock”), outstanding prior to the Effective Date received (i) their proportionate distribution of the New Common Stock of the Company, (ii) the right to participate in the Equity Rights Offering (as defined in the Plan) and (iii) the issuance of the Tranche A Warrants and Tranche B Warrants.

Debt Securities

In accordance with the Plan, on the Effective Date, all outstanding obligations under the following notes issued by the Company and the related registration rights were cancelled and the indentures governing such obligations were cancelled, except to the limited extent expressly set forth in the Plan:

•7.375% Senior Notes due 2024 (the “2024 Notes”) issued pursuant to the indenture dated August 1, 2017, by and among the Company, the subsidiary guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee; and

•5.625% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Senior Notes”) issued pursuant to the indenture dated January 25, 2018, by and among the Company, the subsidiary guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee.

In accordance with the Plan, the holders of the Senior Notes received (i) their proportionate distribution of the New Common Stock and (ii) the right to participate in the Equity Rights Offering.

General Unsecured Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any General Unsecured Claim (as defined in the Plan) outstanding prior to the Effective Date were cancelled and all such interests have no further force or effect after the Effective Date. Pursuant to the Plan, the holders of General Unsecured Claims prior to the Effective Date, other than any Midstream Party that executes a Midstream Settlement Transaction Term Sheet, received (i) their proportionate distribution of the New Common Stock of the Company and (ii) the right to participate in the GUC Equity Rights Offering or make the GUC Cash Out Election (each as defined in the Plan).

Prepetition RBL Facility
Pursuant to the Plan, on the Effective Date, the Amended and Restated Credit Agreement, dated as of August 16, 2017 (as amended prior to the date hereof, the “Prepetition RBL Facility”), by and among the Company, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, was terminated and the holders of claims under the Prepetition RBL Facility each received its ratable portion of the RBL Credit Agreement for its allowed claims. On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

Debtor-in-Possession Facility

Pursuant to the Plan, on the Effective Date, the debtor-in-possession credit agreement, dated as of June 16, 2020, among the Company, as borrower, certain other debtors, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “DIP Facility”), was terminated and the holders of claims under the DIP Facility received payment in full, in cash, for allowed claims. On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the RBL Credit Agreement set forth in Item 1.01 of this Current Report are incorporated herein by reference.

3.02.     Unregistered Sales of Equity Securities.

On the Effective Date, pursuant to the Plan:

• 2,832,833 shares of New Common Stock were issued pro rata to holders of the 2024 Notes;

• 4,854,017 shares of New Common Stock were issued pro rata to holders of the 2026 Notes;

• 179,472 shares of New Common Stock, 1,454,832 Tranche A Warrants to purchase 1,454,832 shares of New Common Stock and 727,420 Tranche B Warrants to purchase 727,420 shares of New Common Stock were issued pro rata to holders of the Existing Preferred Stock;

• 179,496 shares of New Common Stock, 1,454,854 Tranche A Warrants to purchase 1,454,854 shares of New Common Stock and 727,443 Tranche B Warrants to purchase 727,443 shares of New Common Stock were issued pro rata to holders of the Existing Common Stock;

• 1,169,322 shares of New Common Stock were issued to commitment parties under the Backstop Commitment Agreement in respect of the commitment premium due thereunder;

• 844,760 shares of New Common Stock were issued to the commitment parties under the Backstop Commitment Agreement in connection with their backstop obligation thereunder to purchase unsubscribed shares of New Common Stock; and

• 11,478,670 shares of New Common Stock were issued to participants in the Equity Rights Offering extended by the Company to the applicable classes under the Plan (including to the commitment parties party to the Backstop Commitment Agreement).

• 13,392 shares of New Common Stock were issued to participants in the GUC Equity Rights Offering extended by the Company to holders of General Unsecured Claims.

As of the Effective Date, there were 24,927,219 shares of New Common Stock issued and outstanding.

With the exception of shares of New Common Stock issued on account of the Backstop Obligations and the Settlement Shares (each as defined in the Plan), shares of New Common Stock and Warrants issued pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 1145 of the Bankruptcy Code. Shares of New Common Stock issued on account of the Backstop Obligations and the Settlement Shares were issued under the exemption from registration requirements of the Securities Act provided by Section 4(a)(2) thereunder.

3.03.    Material Modifications to Rights of Security Holders.

As provided in the Plan, all notes, equity, agreements, instruments, certificates and other documents evidencing any claim against or interest in the Debtors were cancelled on the Effective Date and the obligations of the Debtors thereunder or in any way related thereto were fully released. The securities to be cancelled on the Effective Date include all of the Existing Common Stock, the Existing Preferred Stock and the Senior Notes. For further information, see the Explanatory Note and Items 1.02 and 5.03 of this Current Report, which are incorporated herein by reference.

5.01.    Changes in Control of Registrant.

As previously disclosed, on the Effective Date, all of the Existing Common Stock, the Existing Preferred Stock and the Senior Notes were cancelled, and the Company issued approximately 0.7% of the New Common Stock to holders of the Existing Common Stock, approximately 0.7% of the New Common Stock to the holders of the Existing Preferred Stock, approximately 13.5% of the New Common Stock to the holders of the General Unsecured Claims and approximately 30.8% of the New Common Stock to holders of the Senior Notes pursuant to the Plan. For further information, see Items 1.02, 3.02 and 5.02 of this Current Report, which are incorporated herein by reference.

5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Departure of Directors

In accordance with the Plan, Matthew R. Owens, Wayne W. Murdy, Marvin M. Chronister, John Gaensbauer, Peter A. Leidel, Pat O’Brien and Audrey Robertson were removed from the Board (as defined below) on the Effective Date.

Appointment of Directors

As of January 20, 2021, by operation of and in accordance with the Plan:

    • the Board consists of seven members;
    • Thomas B. Tyree, Jr., the Company’s Chief Executive Officer, will continue to serve as a director; and
    • Benjamin Dell, Morris Clark, Carrie Fox, Carney Hawks, Michael Wichterich and Howard A. Willard, III (together with Thomas B. Tyree, Jr., the “New Directors”) were appointed to the Board.

Pursuant to the terms of the Plan, the Board consists of (i) the Chief Executive Officer of the Company and (ii) six directors selected by the Required Consenting Senior Noteholders (as defined in the Plan).

In accordance with the terms of the Plan, the Required Consenting Senior Noteholders have selected Benjamin Dell, Morris Clark, Carrie Fox, Carney Hawks, Michael Wichterich and Howard A. Willard, III to serve as directors.

The Board consists of a single class of directors with the initial term of office to expire at the Company’s 2022 annual meeting of stockholders or until such director’s earlier death, resignation or removal.

The current committees of the Board and directors appointed to each committee are as follows:

    • Audit Committee: Morris Clark (Chair), Michael Wichterich and Carney Hawks.
    • Compensation Committee: Howard A. Willard, III (Chair), Benjamin Dell and Michael Wichterich.

    • Nominating and Governance Committee: Benjamin Dell (Chair), Carrie Fox and Howard A. Willard, III.
    • Environmental, Safety & Governance Committee: Carrie Fox (Chair), Morris Clark and Thomas B. Tyree, Jr.

In connection with their appointment, the New Directors and the New Officers (as defined below) will each enter into an indemnification agreement with the Company providing for indemnification to the fullest extent permitted by law for claims relating to their service to the Company or its subsidiaries. This summary is qualified in its entirety by reference to the full text of the Company’s form of indemnification agreement, which is attached hereto as Exhibit 10.5 and incorporated by reference herein.

For service on the Board, each of the New Directors will receive an annual equity award of deferred stock units with a grant date value equal to $300,000, which will vest on a quarterly basis over the one-year period following the grant date. As described below under “Incentive Awards,” on the Effective Date, each of the New Directors received a grant of deferred stock units as compensation for their service on the Board through the Company’s annual shareholder meeting in 2022. In addition, the New Directors who serve as chairs of Board committees will receive the following annual cash retainers: $25,000 for the Chair of the Audit Committee; $20,000 for the Chair of the Compensation Committee; $15,000 for the Chair of the Nominating and Governance Committee; and $20,000 for the Chair of the Environmental, Safety & Governance Committee.

There is no other arrangement or understanding between the New Directors and any other persons pursuant to which they were appointed as members of the Board. The New Directors do not have any family relationship with any director or executive officer of the Company. There is no relationship between the New Directors and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Officers

On the Effective Date and pursuant to the Plan, Thomas B. Tyree, Jr., age 60, was appointed to the position of Chief Executive Officer and principal executive officer of the Company; Matthew R. Owens, age 34, was appointed to the position of President and Chief Operating Officer of the Company; and Marianella Foschi, age 33, was appointed to the position of Chief Financial Officer and principal financial officer of the Company (collectively, the “New Officers”). Tom L. Brock, Vice President and Chief Accounting Officer of the Company, who was previously also serving as the interim principal financial officer, will resume the usual scope of his duties solely as the principal accounting officer as of the Effective Date.

Thomas B. Tyree, Jr. previously served as the Company’s Executive Chairman from March 2020 until the Effective Date. Mr. Tyree currently serves as a Director of Antero Resources Corporation and as Chairman of the Board of Northwoods Energy LLC, a private oil and gas company with assets in Wyoming’s Powder River Basin. Mr. Tyree was previously Northwoods’ founder, CEO, and Executive Chairman, from January 2018 until April 2019. Mr. Tyree also served as a Director of Bonanza Creek Energy from April 2017 through March 2020. Before that, he served as President, Chief Financial Officer and member of the Board of Managers of Vantage Energy, LLC from 2006 to 2016 and as Chief Financial Officer of Bill Barrett Corporation from 2003 through 2006. From 1989 to 2003, Mr. Tyree was an investment banker at Goldman, Sachs & Co., ultimately serving as Managing Director in the Energy Group. Mr. Tyree earned a Bachelor of Arts degree from Colgate University, where he currently serves as a member of its Board of Trustees. He also holds a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

Matthew R. Owens is a founder of the Company and had been its President and Chief Executive Officer since February 2020 until the Effective Date. From our formation until April 2019, he served as our President and from April 2019 to March 2020 he served as our Acting Chief Executive Officer. Mr. Owens has also served as a director of Triple Crown Resources, LLC, a private producer in the Midland Basin, since April 2017. From 2008 to 2010, he served as Operations Engineer for Gasco Energy, working deep, high-pressured gas in the Uinta Basin. While at Gasco Energy, he drilled and completed over 50 wells in the Mancos, Blackhawk and Mesaverde formations. From 2010-2012, Mr. Owens worked at PDC Energy, Inc., an oil and gas exploration and development company with a primary focus on the Wattenberg Field, as an Operations Engineer, leading the horizontal completion and production activities in the Wattenberg Field. He completed over 45 horizontal Codell and Niobrara wells and was responsible for optimizing production for the program. Mr. Owens holds a BS degree in petroleum engineering from the Colorado School of Mines.

Marianella Foschi has previously served as the Company’s Vice President, Finance since September 2019 until the Effective Date. She previously served as Director of Finance at the Company from May 2015 until September 2019. Prior to joining the Company, from 2012 to 2015 Ms. Foschi was an Associate at The Blackstone Group, focused on debt and equity investing across the energy sector. From 2010 to 2012, Ms. Foschi began her career as an energy investment banker at Credit Suisse in Houston where she was involved in numerous financial advisory and capital market transactions for oil and gas companies. Ms. Foschi holds a Bachelor in Business Administration in Finance and a Bachelor of Arts in Economics, both from the University of Texas.

Incentive Plan

Effective as of the Effective Date, the Board adopted the 2021 Long Term Incentive Plan (the “LTIP”) with a share reserve equal to 10% of the fully-diluted, fully-distributed shares of New Common Stock as of the Effective Date (the “LTIP Pool”). The LTIP provides for the grant of restricted stock units, restricted stock awards, stock options, stock appreciation rights, performance awards and cash awards to the Company’s employees and non-employee Board directors. The description of the LTIP does not purport to be complete and is qualified in its entirety by reference to the full text of the LTIP, a copy of which is filed herewith as Exhibit 10.6 and is incorporated herein by reference.

Incentive Grants

The Board has approved equity grants under the LTIP as of the Effective Date (the “Equity Grants”). The Equity Grants include (i) 18,000 time-based restricted stock units and 54,000 performance-based restricted stock units for Mr. Tyree, our Chief Executive Officer, (ii) 18,000 time-based restricted stock units and 54,000 performance-based restricted stock units for Matthew Owens, our President and Chief Operating Officer, (iii) 14,100 time-based restricted stock units and 42,300 performance-based restricted stock units for Marianella Foschi, our Chief Financial Officer, (iv) 14,100 time-based restricted stock units and 42,300 performance-based restricted stock units for Eric Christ, our Vice President, General Counsel and Corporate Secretary, and (v) 12,750 time-based restricted stock units and 38,250 performance-based restricted stock units for Tom L. Brock, our Vice Present and Chief Accounting Officer. The time-based restricted stock units vest ratably on an annual basis over the three-year period following the Effective Date, subject to the executive’s continued employment through the applicable vesting date. The performance-based restricted stock units vest based on the Company’s absolute total shareholder return over a three-year performance period.

The Equity Grants also include a grant of 16,800 deferred stock units to each of our non-employee directors.

The foregoing descriptions of the Equity Grants do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the applicable award agreement, which are filed as Exhibits 10.7 and 10.8, to this Current Report on Form 8-K and incorporated by reference herein.

Employment Agreements

Effective as of the Effective Date, the Company will enter into employment agreements with some of its executive officers. The employment agreements provide for (i) a three-year initial term (subject to automatic annual one-year renewals unless either party provides at least 90 days’ notice of non-renewal), (ii) annualized base salary (equal to $500,000, $600,000, $470,000, $470,000 and $425,000 for Mr. Tyree, Mr. Owens, Ms. Foschi, Mr. Christ and Mr. Brock, respectively), and (iii) eligibility to participate in the Company’s benefit plans or programs, to the same extent as available to other senior officers under the terms of such plans or programs.

Under each of the employment agreements, in the event of a termination by the Company of the executive’s employment without “cause” (other than due to death or disability and as defined in the applicable employment agreement) or due to the Company’s non-renewal of the term of the employment agreement, or a resignation by the executive for “good reason” (with such quoted terms as defined in the applicable employment agreement), subject to the execution and non-revocation of a general release, the executive is entitled to receive: (i) a lump sum payment equal to the sum of the executive’s annual base salary, multiplied by one and one-half (or two for Mr. Tyree and Mr. Owens) (as described below); (ii) reimbursement for health care continuation coverage for the difference between the amount paid and the employee contribution for active employees for 18 months, provided that if the executive qualifies for coverage from a subsequent employer, these reimbursement payment will cease; and (iii) for equity awards granted during 2021, the time-based awards will become fully vested and a prorated portion of the performance-based awards will remain outstanding and vest based on actual performance through the end of the performance period. During the six-month period following a “change in control” (as defined in the LTIP), (a) the multiple used for calculating the lump sum severance payment described above will be increased to two (or three for Mr. Tyree and Mr. Owens) and (b) all of the outstanding equity awards granted in 2021 will vest in full (and any performance-based vesting will vest based on actual performance through the date on which the change in control occurs; provided, however, that if actual performance is not determinable through that date, performance-based vesting will vest based on assumed achievement of target performance).

Additionally, Mr. Christ’s agreement provides that if Mr. Christ voluntarily terminates his employment after the six-month anniversary of the Effective Date, subject to the execution and non-revocation of a general release, he shall receive a lump sum payment equal to two times (or, if such termination occurs after the 12-month anniversary of the Effective Date, but prior to the 18-month anniversary of the Effective Date, three times) his base salary then in effect (the “Special Severance Payment”). Notwithstanding the previous paragraph, Mr. Christ’s employment agreement provides that in the event (A) the date of termination occurs prior to the 18-month anniversary of the Effective Date and (B) the severance amount payable under the previous paragraph is less than the Special Severance Payment, Mr. Christ shall be paid the Special Severance Payment.

Each of the employment agreements subject the applicable executive to a perpetual confidentiality and non-disparagement covenants, and one-year (or six months for Ms. Foschi, Mr. Christ and Mr. Brock if such termination of employment is not within six months following a change in control) post-termination non-compete covenant and non-solicitation covenant with respect to employees, consultants, officers, or directors, customers, contractors and consultants.

The foregoing descriptions of each of the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the applicable employment agreement, which are filed as Exhibits 10.9, 10.10, 10.11, 10.12 and 10.13, to this Current Report on Form 8-K and incorporated by reference herein.

5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, pursuant to the Plan, the Company filed the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware secretary of state. Also on the Effective Date, in accordance with the Plan, the Company adopted the Amended and Restated Bylaws (the “Bylaws”).

Each holder of shares of New Common Stock, as such, shall be entitled to one vote for each share of New Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the Certificate of Incorporation, at any annual or special meeting of stockholders the New Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Subject to the rights of any then-outstanding shares of preferred stock, the holders of New Common Stock may receive such dividends as the Board may declare in its discretion out of legally available funds. Holders of New Common Stock will share equally in the Company’s assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Shares of New Common Stock are not subject to any redemption provisions and are not convertible into any of the Company’s other securities.

Preferred Stock

Shares of preferred stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations filed pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to the rights of the holders of any series of preferred stock pursuant to the terms of the Certificate of Incorporation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of New Common Stock, without a vote of the holders of the preferred stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of preferred stock is required pursuant to another provision of the Certificate of Incorporation.

Anti-Takeover Provisions

Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the New Common Stock.

Number and Election of Directors

The Bylaws provide that the Board shall initially be comprised of seven directors, with the number of directors to be fixed from time to time by resolution adopted by the Board.

Calling of Special Meeting of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by (i) the Board, or (ii) the secretary of the Company upon the delivery of a written request to the Company by the holders of at least twenty-five (25) percent of the outstanding shares of New Common Stock in the manner provided in the Bylaws.

Amendments to the Bylaws

The Bylaws may be amended or repealed or new bylaws may be adopted (i) by action of the Board or (ii) without action of the Board, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of New Common Stock entitled to vote generally in the election of directors.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Directors may be removed from office at any time by the affirmative vote of holders of at least a majority of the outstanding shares of New Common Stock entitled generally to vote in the election of directors.

Newly Created Directorships and Vacancies on the Board

Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of New Common Stock are available for future issuance without stockholder approval. The Company may use these additional shares of New Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of New Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or stockholders to the Company or to the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

The foregoing descriptions of the Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2 and incorporated herein by reference.

7.01.    Regulation FD Disclosure.

On January 20, 2021, the Company issued a press release announcing the consummation of the Plan and emergence from the Chapter 11 Cases on the Effective Date as disclosed herein, a copy of which is furnished as Exhibit 99.2 hereto.

The information contained in this Item 7.01 and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains certain statements that may be deemed “forward-looking statements” within the meaning of the Exchange Act. All statements in this Current Report on Form 8-K other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this Current Report on Form 8-K are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the effects of the filing of the Chapter 11 Cases on the Company’s business and the interest of various constituents, including stockholders; any inability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 Cases; changes in worldwide economic and business conditions; fluctuations in oil and natural gas prices; compliance with existing laws and changes in laws or government regulations; the failure to realize the benefits of, and other risks relating to, acquisitions; the risk of cost overruns; the Company’s ability to refinance its debt; and other important factors, many of which could adversely affect market conditions, demand for the Company’s services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1
Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit A of the Confirmation Order attached as Exhibit 99.1 hereto, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 30, 2020).

3.1	Amended and Restated Certificate of Incorporation of Extraction Oil & Gas, Inc.
3.2	Amended and Restated Bylaws of Extraction Oil & Gas, Inc.
10.1
RBL Credit Agreement dated as of January 20, 2021, among Extraction Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties party thereto.

10.2	Registration Rights Agreement dated as of January 20, 2021, by and among Extraction Oil & Gas, Inc. and the other parties signatory thereto.
10.3	Tranche A Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC.
10.4	Tranche B Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC.
10.5	Form of Indemnification Agreement.
10.6	Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan.
10.7	Form of Restricted Stock Unit (RSU) Agreement (Time and Performance Vesting).
10.8	Form of Deferred Stock Unit Agreement (Directors).
10.9	Employment Agreement, dated as of January 20, 2021, by and between Extraction Oil & Gas, Inc. and Thomas B. Tyree, Jr.
10.10	Employment Agreement, dated as of January 20, 2021, by and between Extraction Oil & Gas, Inc. and Matthew B. Owens.
10.11	Employment Agreement, dated as of January 20, 2021, by and between Extraction Oil & Gas, Inc. and Marianella Foschi.
10.12	Employment Agreement, dated as of January 20, 2021, by and between Extraction Oil & Gas, Inc. and Tom L. Brock.
10.13	Employment Agreement, dated as of January 20, 2021, by and between Extraction Oil & Gas, Inc. and Eric J. Christ.
99.1	Order Confirming Sixth Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 99.1 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on December 30, 2020).
99.2	Press Release dated January 20, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

Dated: January 20, 2021
	By:	/s/ Tom L. Brock
	Name:	Tom L. Brock
	Title:	Vice President and Chief Accounting Officer